EXHIBIT 99.01

News Release

Contacts:
FormFactor, Inc.	Investor Relations
David Viera	Michael Magaro
Corporate Communications	(925) 290-4949
(925) 290-4681	IR@FormFactor.com
dviera@FormFactor.com

FormFactor, Inc. Announces First Quarter 2008 Financial Results

Quarterly revenues of $65.7 million, down 36% year over year; Net loss for the quarter includes execution impact of global cost reduction plan

LIVERMORE, Calif. — April 29, 2008 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the first quarter of fiscal 2008, ended March 29, 2008. Quarterly revenues were $65.7 million, down 45.5% from $120.5 million in the fourth quarter of fiscal 2007, and down 35.8% from $102.3 million in the first quarter of fiscal 2007.

Net loss for the first quarter of fiscal 2008 was $18.0 million or ($0.37) per share on a diluted basis, which included $4.5 million or $0.09 per share of stock-based compensation, net of tax. This compares to net income for the fourth quarter of fiscal 2007 of $14.4 million or $0.29 per share on a diluted basis, including $4.3 million or $0.09 per share of stock-based compensation, net of tax. Net income for the first quarter of fiscal 2007 was $15.2 million or $0.31 per share on a diluted basis, which included $4.8 million or $0.10 per share of stock-based compensation, net of tax.  First quarter of fiscal 2008 results also include approximately $5.3 million in restructuring costs related to our global cost reduction plan implemented during the quarter.

“As we reported earlier this month, current weakness in the DRAM market has impacted our business, as customers have been dramatically delaying test capacity expansions and pushing out technology transitions,” stated Mario Ruscev, President of FormFactor.  “FormFactor is taking appropriate measures to better align operations and expenses with the current market environment, while continuing our strategic investments in R&D to maintain our technology leadership and position us for the future.”

The company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until May 1, 2008 at 6:30 p.m. PDT and can be accessed by dialing (888) 286-8010 or (617) 801-6888 and entering confirmation code 40225130.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.

FORWARD-LOOKING STATEMENTS.  Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, demand for our products and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices, including DRAM devices; the rate at which semiconductor manufacturers implement manufacturing capability changes, make the transition to smaller nanometer technology nodes and implement tooling cycles; and the company’s ability to bring operations and expenses in line with the current market environment, to continue strategic investments in R&D to maintain its technology leadership and position itself for the future, to develop and deliver innovative technologies, to enforce its intellectual property rights, and to execute measures for increasing productivity and supporting growth. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal year ended December 29, 2007, filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 29,	March 31,
	2008	2007

Revenues	$65,703	$102,271
Cost of revenues	53,131	47,988
Gross margin	12,572	54,283

Operating expenses:
Research and development	16,388	14,102
Selling, general and administrative	22,658	22,928
Restructuring	5,320	—
Total operating expenses	44,366	37,030
Operating income (loss)	(31,794)	17,253

Interest income	4,875	5,444
Other income (expense)	793	(119)
	5,668	5,325

Income (loss) before income taxes	(26,126)	22,578
(Provision) benefit for income taxes	8,165	(7,367)

Net income (loss)	$(17,961)	$15,211

Net income (loss) per share:
Basic	$(0.37)	$0.32

Diluted	$(0.37)	$0.31

Weighted-average number of shares used in per share calculations:

Basic	48,743	47,384

Diluted	48,743	49,060

FORMFACTOR, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 29,	December 29,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$400,634	$315,232
Marketable securities	155,083	254,814
Accounts receivable, net	57,214	69,486
Inventories	26,610	29,309

Deferred tax assets	18,121	17,995
Refundable income taxes	9,207	2,043
Prepaid expenses and other current assets	12,359	13,461
Total current assets	679,228	702,340

Restricted cash	2,250	2,250

Property and equipment, net	126,222	130,882

Deferred tax assets	11,709	10,038
Other assets	9,780	9,812
Total assets	$829,189	$855,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,188	$42,893
Accrued liabilities	21,650	30,029
Income tax payable	100	1,328
Deferred rent	460	462
Deferred revenue and customer advances	5,674	5,535
Total current liabilities	62,072	80,247

Long term tax payable	12,658	12,248
Deferred rent and other long term liabilities	5,973	5,877
Total liabilities	80,703	98,372

Stockholders’ equity:
Common stock, $0.001 par value	49	49
Additional paid in capital	582,534	573,553
Accumulated other comprehensive loss	1,445	929
Retained earnings	164,458	182,419
Total stockholders’ equity	748,486	756,950
Total liabilities and stockholders’ equity	$829,189	$855,322